AMENDMENT

TO

CUSTODIAN AND TRANSFER AGENT AGREEMENT

THIS AMENDMENT TO CUSTODIAN AND TRANSFER AGENT AGREEMENT (this “Amendment”) is made as of February 5, 2024 by and between THE ADVISORS’ INNER CIRCLE FUND II (the “Fund”) including on behalf of each of its separate series listed on Exhibit A hereto, the “Portfolios”), a management investment company organized as a Massachusetts business trust under the laws of the Commonwealth of Massachusetts and registered with the Commission under the Investment Company Act of 1940 (the “1940 Act”), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH”).

WHEREAS, the Fund and BBH entered into a custodian agreement dated as of December 6, 2022 as amended, modified and/or supplemented (the “Agreement”);

WHEREAS, in accordance with Section 13.2 of the Agreement, the Fund and BBH desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties hereby agree as follows:

1. The Agreement is hereby amended by deleting Exhibit A in its entirety and replacing with Exhibit A, attached hereto, with the addition of the below new Portfolio:

Cullen Enhanced Equity Income ETF

2. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment. A facsimile transmission or other electronic mail transmission (e.g. “.pdf” or “.tif”) of the Amendment shall be acceptable evidence of the existence of the Amendment and the Custodian shall be protected in relying on the facsimile or electronic mail transmission of a .pdf or .tif until the Custodian has received the original of the Amendment.

3. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Custodian and Transfer Agent Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name:	Hugh Bolton
Title:	Principal
Date:	February 5, 2024

THE ADVISORS’ INNER CIRCLE FUND II

By:	/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Vice President & Secretary
Date:	February 5, 2024

Exhibit A
To
Custodian and Transfer Agency Agreement
between The Advisors’ Inner Circle Fund II and Brown Brothers Harriman & Co.
(Updated as of February 5, 2024)

List of ETF Portfolios

CastleArk Large Growth ETF

PMV Adaptive Risk Parity ETF

Cullen Enhanced Equity Income ETF